Exhibit 16.1

August 8, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Liberty Gold Corp.

Commission File Number: 333-16135

Commissioners:

We have read Item 4.01 of Form 8-K dated August 8, 2012, of Liberty Gold Corp. and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits as of March 31, 2012 and 2011 and the related statements of operations, stockholder’s equity and cash flows for the fiscal years then ended and for the period from April 5, 2011 (date of entry into exploration) through March 31, 2012.

/s/Li & Company, PC

Li & Company, PC